KNIFE RIVER CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Achieved record first quarter revenue
Increased backlog at higher expected margins
Advanced organic and acquisition growth initiatives

BISMARCK, N.D. — May 7, 2024 — Knife River Corporation (NYSE: KNF), an aggregates-led, vertically integrated construction materials and contracting services company, today announced financial results for the first quarter ended March 31, 2024.

PERFORMANCE SUMMARY

	First Quarter
(In millions, except per share)	2024	2023	% Change
Revenue	$329.6	$307.9	7%
Gross profit	$6.5	$4.1	59%
Net loss	$(47.6)	$(41.3)	(15)%
Net loss margin	(14.5)%	(13.4)%

EBITDA	$(20.6)	$(14.1)	(46)%
EBITDA margin	(6.2)%	(4.6)%

Adjusted EBITDA	$(17.7)	$(13.7)	(29)%
Adjusted EBITDA margin	(5.4)%	(4.5)%

Net loss per share	$(0.84)	$(0.73)	(15)%
Note: EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY
“In the first quarter of 2024, we continued to make good progress on our ‘Competitive EDGE’ initiatives, including our pricing strategy, disciplined bidding to target higher-margin work and investing in growth opportunities,” said Knife River President and CEO Brian Gray. “We achieved record revenue for the quarter and continue to see momentum with infrastructure funding as we head into the start of the construction season. A seasonal loss in the first quarter is typical for our business, as construction activity in many of our northern markets doesn't ramp up until the second quarter. While we historically spend less time in the field in the first quarter, we have been active preparing for the start of the season and investing in strategic growth projects.”

"We advanced a number of organic growth investments, including upgraded plants to add capacity, a greenfield ready-mix operation in our Central segment and the redistribution of plant assets into markets where we believe we can achieve higher returns as we optimize our portfolio," Gray said. "Additionally, on April 3, Knife River acquired a small ready-mix operation in South Dakota, providing infill growth between our successful Sioux Falls and Yankton locations. This was Knife River’s 85th acquisition and we expect it to be a sign of more deals to come. We have an active acquisition pipeline, and we continue to bolster our corporate development team.”

“At the same time, we have been busy adding to our backlog,” Gray continued. “At the end of the first quarter, contracting services backlog was $959.5 million, up from the prior-year period and with higher expected margins. During the quarter, we added $423 million to our backlog, a 66% increase from what we added in the same period last year. The transportation departments in Knife River’s 14 states increased their total spending authority for 2024 by 16% from 2023, and we see ample opportunities to bid upcoming work. We believe we have solid footing heading into the heart of the construction season, and I would like to thank our entire Knife River team for all of their efforts.”

“Today, we are reaffirming the 2024 guidance we shared last quarter, including mid-to-high single-digit price growth and flat to low-single-digit volume declines,” Gray said. “We are also reaffirming revenue guidance in the range of $2.75 billion to $2.95 billion, and Adjusted EBITDA in the range of $425 million to $475 million.”

FIRST QUARTER 2024 RESULTS
For the three months ended March 31, 2024, we reported record consolidated revenue of $329.6 million, a 7% increase from the prior-year period, driven by price increases across most product lines and increased contracting services revenues. Also in the quarter, we experienced a seasonal net loss of $47.6 million, compared to a seasonal net loss of $41.3 million in the prior-year period. Adjusted EBITDA for the quarter was a loss of $17.7 million, compared to a loss of $13.7 million in the prior-year period. During the first quarter, our operations were able to begin pre-construction season activities earlier, which included expenses for maintenance-related work, plant mobilization and crew training. We also experienced increased costs related to the separation from MDU Resources of approximately $6.4 million, of which $1.5 million were one-time costs.
In the fourth quarter of 2023, we realigned our reportable segments to better support our operational strategies. The liquid asphalt and related services portion of the Pacific segment’s businesses are now reported under the Energy Services segment. In addition, the North Central and South operating segments have been aggregated into one reportable segment, Central. We also reallocated certain amounts to the operating segments that were previously reported within Corporate Services. All periods have been recast to conform with the revised presentation.
See the section entitled "Non-GAAP Financial Measures" for more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure.

REPORTING SEGMENT PERFORMANCE
Pacific
Alaska, California, Hawaii	Three Months Ended
	March 31,
	2024	2023	% Change
	(In millions)
Revenue	$78.4	$65.7	19%
Gross profit	$3.8	$4.4	(14)%
Gross margin	4.8%	6.7%
EBITDA	$(.7)	$.1	(602)%
EBITDA margin	(.9)%	.2%
First quarter revenue improved 19% year-over-year, led by increased contracting services revenues in Northern California as a result of an earlier start to the construction season than the prior year. In the first quarter of 2023, Northern California experienced abnormally wet weather which delayed work. Additionally, strong residential demand in Northern California positively impacted ready-mix concrete volumes. EBITDA decreased $800,000 year-over-year, largely driven by the timing of expenses for repair, maintenance and aggregates production costs.

Northwest
Oregon, Washington	Three Months Ended
	March 31,
	2024	2023	% Change
	(In millions)
Revenue	$120.3	$115.9	4%
Gross profit	$20.2	$16.6	22%
Gross margin	16.8%	14.3%
EBITDA	$20.1	$14.0	44%
EBITDA margin	16.8%	12.1%
First quarter revenue improved 4% year-over-year to a record $120.3 million, with strong contracting services results benefiting from more available winter work and stronger asphalt demand driving up volumes. EBITDA improved 44% year-over-year to a first quarter record of $20.1 million. The segment experienced improved margins in contracting services and aggregates, driven by EDGE-related pricing initiatives, as well as increased asphalt margins due to lower costs. In addition, higher asset sale gains of approximately $1.0 million positively contributed to EBITDA.

Mountain
Idaho, Montana, Wyoming	Three Months Ended
	March 31,
	2024	2023	% Change
	(In millions)
Revenue	$59.8	$60.6	(1)%
Gross profit	$(3.7)	$(3.0)	(23)%
Gross margin	(6.2)%	(5.0)%
EBITDA	$(6.1)	$(3.8)	(62)%
EBITDA margin	(10.1)%	(6.2)%
First quarter revenue was comparable with prior year revenue. EBITDA decreased $2.3 million year-over-year, due in part to the absence of asset sale gains of approximately $2.0 million during the first quarter of 2023, as well as an earlier start preparing for the construction season, which includes higher expenses for equipment mobilization and repair and maintenance. Contracting services margins improved due to a combination of change order work and cost savings on projects. This segment recognized a normal seasonal loss in the quarter as less construction activity is typically completed in the first quarter.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended
	March 31,
	2024	2023	% Change
	(In millions)
Revenue	$61.0	$57.6	6%
Gross profit	$(12.9)	$(12.2)	(6)%
Gross margin	(21.2)%	(21.0)%
EBITDA	$(18.7)	$(16.9)	(11)%
EBITDA margin	(30.7)%	(29.3)%
During the first quarter of 2024, revenue improved 6% year-over-year, benefiting from increased pricing across all core product lines. EBITDA decreased 11% year-over-year, as the northern markets experienced an earlier start to its pre-construction season activities, which includes higher expenses for maintenance-related work, plant mobilization and crew training. The decrease was partially offset by strong aggregates margins in Texas, driven by increased pricing. The Central segment recognized a normal seasonal loss in the quarter as less construction activity is typically completed in the first quarter.

Energy Services
California, Iowa, Nebraska, South Dakota, Texas, Wyoming	Three Months Ended
	March 31,
	2024	2023	% Change
	(In millions)
Revenue	$12.8	$9.4	36%
Gross profit	$(1.3)	$(1.8)	28%
Gross margin	(10.2)%	(19.6)%
EBITDA	$(2.5)	$(3.0)	17%
EBITDA margin	(19.4)%	(31.7)%
First quarter revenue improved 36% year-over-year, despite liquid asphalt volumes remaining relatively flat. Activity in the Texas and California markets benefited from favorable weather conditions and strong demand, which more than offset lower volumes in Wyoming. EBITDA improved 17% year-over-year, due to the strong Texas and California markets, and decreased liquid asphalt costs. This segment recognized a normal seasonal loss in the quarter as less construction activity of our customers is typically completed in the first quarter.

CAPITAL ALLOCATION & LIQUIDITY
As of March 31, 2024, Knife River had $128.4 million of unrestricted cash and cash equivalents and had $695.2 million of gross debt and $329.0 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 1.3x at March 31, 2024.

During the first quarter of 2024, we invested approximately $43.7 million on capital projects, with the majority being spent on maintenance projects. We continue to anticipate capital expenditures to be approximately 5% to 7% of revenue for the full year 2024, consisting of both maintenance and organic growth projects. Our management team remains focused on organic and acquisition growth opportunities that align with our EDGE strategies, which includes the acquisition of a small ready-mix operation in South Dakota on April 3.

2024 FINANCIAL GUIDANCE
Knife River is reaffirming the following financial guidance ranges for the full year 2024, based on normal weather, economic and operating conditions.

2024 Full Year Guidance
	Low	High
	(In millions)
Revenue
Revenue (Knife River Consolidated)	$2,750.0	$2,950.0

Adjusted EBITDA
Geographic Segments (including Corporate Services)	$375.0	$415.0
Energy Services	$50.0	$60.0
Knife River Consolidated	$425.0	$475.0

FIRST QUARTER 2024 RESULTS CONFERENCE CALL
Knife River will host a conference call at 10 a.m. ET on May 7, 2024, to discuss first quarter results, 2024 guidance and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/997203803.

To participate in the live call:
•Domestic: 1-888-259-6580
•International: 1-416-764-8624
Conference ID: 74896485

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
Media Contact: Tony Spilde, Senior Director of Communications, 541-693-5949
IR Contact: Zane Karimi, Director of Investor Relations, 503-944-3508

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended
	March 31,
	2024	2023
	(In millions, except per share amounts)
Revenue:
Construction materials	$204.1	$192.9
Contracting services	125.5	115.0
Total revenue	329.6	307.9
Cost of revenue:
Construction materials	209.8	194.1
Contracting services	113.3	109.7
Total cost of revenue	323.1	303.8
Gross profit	6.5	4.1
Selling, general and administrative expenses	60.2	48.7
Operating loss	(53.7)	(44.6)
Interest expense	13.9	9.5
Other income	3.7	.9
Loss before income taxes	(63.9)	(53.2)
Income tax benefit	(16.3)	(11.9)
Net loss	$(47.6)	$(41.3)

Net loss per share:
Basic	$(.84)	$(.73)
Diluted	$(.84)	$(.73)
Weighted average common shares outstanding:
Basic	56.6	56.6
Diluted	56.6	56.6

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	March 31, 2024	March 31, 2023	December 31, 2023
Assets	(In millions, except shares and per share amounts)
Current assets:
Cash, cash equivalents and restricted cash	$170.7	$7.2	$262.3
Receivables, net	183.7	174.6	266.8
Costs and estimated earnings in excess of billings on uncompleted contracts	33.6	31.0	27.3
Due from related-party	—	16.9	—
Inventories	375.8	373.2	319.6
Prepayments and other current assets	54.0	36.3	37.5
Total current assets	817.8	639.2	913.5
Noncurrent assets:
Property, plant and equipment	2,609.6	2,512.7	2,579.7
Less accumulated depreciation, depletion and amortization	1,289.0	1,195.3	1,264.7
Net property, plant and equipment	1,320.6	1,317.4	1,315.0
Goodwill	274.5	274.5	274.5
Other intangible assets, net	10.3	12.8	10.8
Operating lease right-of-use assets	45.8	44.0	44.7
Investments and other	44.6	38.9	41.3
Total noncurrent assets	1,695.8	1,687.6	1,686.3
Total assets	$2,513.6	$2,326.8	$2,599.8
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$7.1	$.2	$7.1
Related-party notes payable - current portion	—	238.0	—
Accounts payable	97.4	80.4	107.7
Billings in excess of costs and estimated earnings on uncompleted contracts	50.8	37.4	51.4
Accrued compensation	17.7	14.0	48.1
Accrued interest	15.5	—	7.2
Due to related-party	—	23.5	—
Current operating lease liabilities	13.3	13.0	12.9
Other accrued liabilities	95.4	66.7	112.9
Total current liabilities	297.2	473.2	347.3
Noncurrent liabilities:
Long-term debt	673.5	.3	674.6
Related-party notes payable	—	578.1	—
Deferred income taxes	174.1	175.1	174.5
Noncurrent operating lease liabilities	32.6	31.0	31.8
Other	117.6	94.3	105.6
Total liabilities	1,295.0	1,352.0	1,333.8
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,040,840 shares issued and 56,609,704 shares outstanding at March 31, 2024; 57,009,542 shares issued and 56,578,406 shares outstanding at December 31, 2023; 80,000 shares authorized, issued and outstanding, $10 par value at March 31, 2023
	.6	.8	.6
Other paid-in capital	614.6	548.2	614.5
Retained earnings	618.2	441.7	665.8
MDU Resources common stock held by subsidiary at cost - 538,921 shares at March 31, 2023	—	(3.6)	—
Treasury stock held at cost - 431,136 shares	(3.6)	—	(3.6)
Accumulated other comprehensive loss	(11.2)	(12.3)	(11.3)
Total stockholders' equity	1,218.6	974.8	1,266.0
Total liabilities and stockholders' equity	$2,513.6	$2,326.8	$2,599.8

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	March 31,
	2024	2023
	(In millions)
Operating activities:
Net loss	$(47.6)	$(41.3)
Adjustments to reconcile net loss to net cash used in operating activities:	32.2	26.5
Changes in current assets and liabilities, net of acquisitions:
Receivables	76.8	34.2
Due from related-party	—	(.8)
Inventories	(56.2)	(49.9)
Other current assets	(16.5)	(18.4)
Accounts payable	(4.2)	1.9
Due to related-party	—	4.6
Other current liabilities	(39.7)	(36.3)
Pension and postretirement benefit plan contributions	(.1)	(.2)
Other noncurrent changes	12.1	.4
Net cash used in operating activities	(43.2)	(79.3)
Investing activities:
Capital expenditures	(43.7)	(42.4)
Net proceeds from sale or disposition of property and other	1.6	3.2
Investments	(3.0)	(1.6)
Net cash used in investing activities	(45.1)	(40.8)
Financing activities:
Issuance of long-term related-party notes, net	—	131.6
Repayment of long-term debt	(1.7)	—
Tax withholding on stock-based compensation	(1.6)	—
Net transfers to Centennial Energy Holdings Inc.	—	(14.4)
Net cash provided by (used in) financing activities	(3.3)	117.2
Decrease in cash, cash equivalents and restricted cash	(91.6)	(2.9)
Cash, cash equivalents and restricted cash -- beginning of year	262.3	10.1
Cash, cash equivalents and restricted cash -- end of period	$170.7	$7.2

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended
	March 31,
	2024		2023
	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
Pacific	$78.4		$65.7
Northwest	120.3		115.9
Mountain	59.8		60.6
Central	61.0		57.6
Energy Services	12.8		9.4
Total segment revenues	332.3		309.2
Corporate Services and Eliminations	(2.7)		(1.3)
Consolidated revenues	$329.6		$307.9

Gross profit by segment:
Pacific	$3.8	4.8%	$4.4	6.7%
Northwest	20.2	16.8%	16.6	14.3%
Mountain	(3.7)	(6.2)%	(3.0)	(5.0)%
Central	(12.9)	(21.2)%	(12.2)	(21.0)%
Energy Services	(1.3)	(10.2)%	(1.8)	(19.6)%
Total segment gross profit	6.1	1.8%	4.0	1.3%
Corporate Services and Eliminations	.4	(17.0)%	.1	(9.1)%
Consolidated gross profit	$6.5	2.0%	$4.1	1.3%

Net income (loss) by segment:
Pacific	$(6.5)	(8.3)%	$(5.0)	(7.6)%
Northwest	10.2	8.5%	5.1	4.4%
Mountain	(12.4)	(20.8)%	(9.8)	(16.2)%
Central	(27.4)	(44.9)%	(25.0)	(43.3)%
Energy Services	(3.7)	(29.1)%	(4.2)	(44.8)%
Total segment net loss	(39.8)	(12.0)%	(38.9)	(12.6)%
Corporate Services and Eliminations	(7.8)	288.4%	(2.4)	184.7%
Consolidated net loss	$(47.6)	(14.5)%	$(41.3)	(13.4)%

EBITDA* by segment:
Pacific	$(.7)	(.9)%	$.1	.2%
Northwest	20.1	16.8%	14.0	12.1%
Mountain	(6.1)	(10.1)%	(3.8)	(6.2)%
Central	(18.7)	(30.7)%	(16.9)	(29.3)%
Energy Services	(2.5)	(19.4)%	(3.0)	(31.7)%
Total segment EBITDA*	(7.9)	(2.4)%	(9.6)	(3.1)%
Corporate Services and Eliminations	(12.7)	471.8%	(4.5)	353.4%
Consolidated EBITDA*	$(20.6)	(6.2)%	$(14.1)	(4.6)%
*EBITDA, Segment EBITDA, and EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

The following table summarizes backlog for the company.

	March 31, 2024	March 31, 2023
	(In millions)
Pacific	$92.9	$75.1
Northwest	204.2	250.5
Mountain	383.2	366.1
Central	279.2	266.8
	$959.5	$958.5
Margins on backlog at March 31, 2024, are expected to be higher than the margins on backlog at March 31, 2023. Approximately 85% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended
	March 31,
	2024	2023
Sales (thousands):
Aggregates (tons)	4,255	4,868
Ready-mix concrete (cubic yards)	530	561
Asphalt (tons)	221	179

Average selling price:*
Aggregates (per ton)	$19.80	$17.16
Ready-mix concrete (per cubic yard)	$188.41	$172.64
Asphalt (per ton)	$74.50	$76.07
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended
	March 31,
	2024		2023
	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$84.3		$83.5
Ready-mix concrete	99.8		96.8
Asphalt	16.5		13.6
Liquid asphalt	11.0		8.3
Other*	39.0		30.3
Contracting services	125.5		115.0
Internal sales	(46.5)		(39.6)
Total revenues	$329.6		$307.9

Gross profit by product line:
Aggregates	$4.8	5.7%	$2.3	2.8%
Ready-mix concrete	8.6	8.6%	8.8	9.0%
Asphalt	(5.6)	(33.8)%	(6.0)	(43.8)%
Liquid asphalt	(.9)	(8.6)%	(1.0)	(12.7)%
Other*	(12.6)	(32.4)%	(5.3)	(17.3)%
Contracting services	12.2	9.7%	5.3	4.6%
Total gross profit	$6.5	2.0%	$4.1	1.3%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, including those measures by segment, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding stock-based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of our core operations. We also exclude the one-time, non-recurring costs associated with the separation of Knife River from MDU Resources as those are not expected to continue. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA and EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time separation costs, to EBITDA. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

Three Months Ended March 31, 2024	Pacific	Northwest	Mountain	Central	Energy Services	Corporate Services and Eliminations	Consolidated
	(In millions)
Net income (loss)	$(6.5)	$10.2	$(12.4)	$(27.4)	$(3.7)	$(7.8)	$(47.6)
Depreciation, depletion and amortization	5.8	9.9	6.3	8.7	1.2	.3	32.2
Interest expense, net	—	—	—	—	—	11.1	11.1
Income taxes	—	—	—	—	—	(16.3)	(16.3)
EBITDA	$(.7)	$20.1	$(6.1)	$(18.7)	$(2.5)	$(12.7)	$(20.6)
Unrealized (gains) losses on benefit plan investments						$(1.2)	$(1.2)
Stock-based compensation expense						1.8	1.8
One-time separation costs						2.3	2.3
Adjusted EBITDA						$(9.8)	$(17.7)

Revenue	$78.4	$120.3	$59.8	$61.0	$12.8	$(2.7)	$329.6
Net Income Margin	(8.3)%	8.5%	(20.8)%	(44.9)%	(29.1)%	N.M.	(14.5)%
EBITDA Margin	(.9)%	16.8%	(10.1)%	(30.7)%	(19.4)%	N.M.	(6.2)%
Adjusted EBITDA Margin						N.M.	(5.4)%
*N.M. - not meaningful

Three Months Ended March 31, 2023	Pacific	Northwest	Mountain	Central	Energy Services	Corporate Services and Eliminations	Consolidated
	(In millions)
Net income (loss)	$(5.0)	$5.1	$(9.8)	$(25.0)	$(4.2)	$(2.4)	$(41.3)
Depreciation, depletion and amortization	5.1	8.9	6.0	8.1	1.2	.3	29.6
Interest expense, net	—	—	—	—	—	9.5	9.5
Income taxes	—	—	—	—	—	(11.9)	(11.9)
EBITDA	$.1	$14.0	$(3.8)	$(16.9)	$(3.0)	$(4.5)	$(14.1)
Unrealized (gains) losses on benefit plan investments						$(1.3)	$(1.3)
Stock-based compensation expense						.9	.9
One-time separation costs						.8	.8
Adjusted EBITDA						$(4.1)	$(13.7)

Revenue	$65.7	$115.9	$60.6	$57.6	$9.4	$(1.3)	$307.9
Net Income Margin	(7.6)%	4.4%	(16.2)%	(43.3)%	(44.8)%	N.M.	(13.4)%
EBITDA Margin	.2%	12.1%	(6.2)%	(29.3)%	(31.7)%	N.M.	(4.6)%
Adjusted EBITDA Margin						N.M.	(4.5)%
*N.M. - not meaningful

The following tables provide the reconciliation to trailing-twelve-month EBITDA and Adjusted EBITDA as of March 31, 2024, as well as the net leverage calculation of net debt to trailing-twelve-month Adjusted EBITDA.

	Twelve Months Ended March 31, 2024	Three Months Ended March 31, 2024	Twelve Months Ended December 31, 2023	Three Months Ended March 31, 2023
	(In millions)
Net income (loss)	$176.6	$(47.6)	$182.9	$(41.3)
Depreciation, depletion and amortization	126.4	32.2	123.8	29.6
Interest expense, net	54.5	11.1	52.9	9.5
Income taxes	58.0	(16.3)	62.4	(11.9)
EBITDA	$415.5	$(20.6)	$422.0	$(14.1)
Unrealized (gains) losses on benefit plan investments	(2.6)	(1.2)	(2.7)	(1.3)
Stock-based compensation expense	4.0	1.8	3.1	.9
One-time separation costs	11.5	2.3	10.0	.8
Adjusted EBITDA	$428.4	$(17.7)	$432.4	$(13.7)
The following table provides the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended March 31, 2024
	(In millions)
Long-term debt	$673.5
Long-term debt - current portion	7.1
Total debt	680.6
Add: Unamortized debt issuance costs	14.6
Total debt, gross	695.2
Less: Cash and cash equivalents, excluding restricted cash	128.4
Total debt, net	$566.8
Trailing twelve months ended March 31, 2024, Adjusted EBITDA	$428.4

Net leverage	1.3	x
The following table provides a reconciliation of consolidated GAAP net income to EBITDA and Adjusted EBITDA for forecasted results.

	2024
	Low	High
	(In millions)
Net income	$180.0	$215.0
Adjustments:
Interest expense, net	45.0	45.0
Income taxes	60.0	75.0
Depreciation, depletion and amortization	130.5	130.5
EBITDA	$415.5	$465.5
Unrealized (gains) losses on benefit plan investments	—	—
Stock-based compensation expense	6.0	6.0
One-time separation costs	3.5	3.5
Adjusted EBITDA	$425.0	$475.0
FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections or estimates for growth, shareholder value creation, financial guidance, expected backlog margin or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's 2023 Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.